Exhibit 99.1

PAN PACIFIC RETAIL PROPERTIES, INC.	TRADED: NYSE: PNP
1631 SOUTH MELROSE DRIVE, SUITE B
VISTA, CA 92081

Contact:
Carol Merriman, Investor Relations
(760) 598-2002

FOR IMMEDIATE RELEASE

Thursday, February 5, 2004

Pan Pacific Retail Properties Reports Strong 2003 Results

FFO Per Share Growth of 13.3%

SAN DIEGO, Calif., February 5, 2004 — Pan Pacific Retail Properties, Inc. (NYSE:PNP), the largest neighborhood shopping center real estate investment trust (REIT) focused exclusively on the West Coast, today announced results for the year and fourth quarter ended December 31, 2003. All per share amounts are on a diluted basis.

Year 2003 Highlights

•	33.7% increase in total Funds From Operation (FFO) to $135.5 million vs. 2002(1)

•	13.3% increase in FFO per share to $3.33 vs. 2002(1)

•	34.5% increase in net income to $104.4 million vs. 2002

•	13.5% increase in earnings per share to $2.61 vs. 2002

•	95.4% portfolio occupancy rate at December 31, 2003

•	723 leases executed, totaling 2.3 million square feet (record leasing activity)

•	13.0% increase in base rent on same store new and renewed leases

•	$638.5 million in shopping center acquisitions, including acquisition of Center Trust

•	$244.7 million in non-strategic dispositions

•	Renewed unsecured credit facility, extending maturity and lowering borrowing spread

•	31.4% debt to total market capitalization ratio (lowest level since 1997)

•	3.3 to 1.0 interest coverage ratio for 2003

•	Credit rating upgraded to Baa2 from Moody’s

•	$2.03 per share in dividends paid (6.8% increase over dividends paid in 2002)

•	61.0% FFO payout ratio (lowest level on record)

•	37.1% total return to stockholders(2)

Fourth Quarter 2003 Highlights

•	30.7% increase in total FFO to $34.4 million vs. 4Q ‘02(1)

•	10.5% increase in FFO per share to $0.84 vs. 4Q ‘02 (1)

•	Net income of $26.1 million

•	Earnings per share of $0.65

•	$7.3 million in non-strategic dispositions

•	178 leases executed, totaling 647,913 square feet

•	11.3% increase in base rent on same store new and renewed leases

Subsequent Highlight

•	6.4% increase in quarterly common dividend to $0.5425 per share

(1)	See the last page of this press release for a reconciliation of GAAP net income to FFO.
(2)	Total return includes the re-investment of dividends on the ex-dates.

Pan Pacific Retail Properties	Page 2 of 8

Stuart A. Tanz, President and Chief Executive Officer of Pan Pacific stated, “2003 was an exceptional year of growth and performance for the company in which we achieved four key objectives. First, we grew our portfolio by five million square feet, enhancing our geographic diversity, with our acquisition of Center Trust. Second, we enhanced the quality of our portfolio, capitalizing on the strong buyer demand, by selling $245 million of non-strategic assets. Third, we continued to maintain our strong portfolio performance, achieving 13% growth in our same-store releasing rents and finishing the year at a strong 95.4% occupancy rate, representing our tenth consecutive year at or above 95%. Fourth, we achieved sector leading financial results, posting a 13.3% increase in FFO per share, while continuing to enhance our balance sheet by utilizing the proceeds from non-strategic asset sales to reduce debt. At year-end, our debt-to-total market cap was 31%, the lowest level on record for the company.” Tanz continued, “In light of our strong performance, we have increased our dividend by 6.4%, representing our seventh consecutive year of delivering increased dividends. Looking ahead, the fundamentals of our business and core markets remain sound. With our West Coast platform and strong financial position, we are well positioned to continue growing our business and increasing stakeholder value.”

FINANCIAL RESULTS

For the year ended December 31, 2003, total Funds from Operations (FFO) increased 33.7% to $135.5 million, compared with FFO of $101.4 million for the year ended December 31, 2002. On a per share basis, FFO increased 13.3% to $3.33 for the year ended December 31, 2003 compared to $2.94 for the year ended December 31, 2002. Total revenue increased 39.4% to $264.6 million for the year ended December 31, 2003 as compared to $189.8 million for 2002, after adjusting for discontinued operations in accordance with accounting principles generally accepted in the United States of America (GAAP).

For the three months ended December 31, 2003 total FFO increased 30.7% to $34.4 million, compared with FFO for the three months ended December 31, 2002 of $26.3 million. On a per share basis, FFO increased 10.5% to $0.84 for the three months ended December 31, 2003 compared to $0.76 for the three months ended December 31, 2002. Total revenue increased 38.7% to $68.5 million for the three months ended December 31, 2003 compared with total revenue of $49.4 million for the three months ended December 31, 2002, after adjusting for discontinued operations in accordance with GAAP. (See the last page of this press release for a reconciliation of GAAP net income to FFO.)

Net income for the year ended December 31, 2003 was $104.4 million or $2.61 per share compared with net income for the year ended December 31, 2002 of $77.7 million or $2.30 per share. For the three months ended December 31, 2003 net income was $26.1 million or $0.65 per share, including $0.06 per share attributable to discontinued operations and the gain on sale during the fourth quarter of 2003 compared with net income for the fourth quarter of 2002 of $23.8 million, or $0.70 per share, including $0.19 per share attributable to discontinued operations and the gain on sale during the fourth quarter of 2002.

At December 31, 2003, the Company’s total market capitalization was approximately $2.9 billion (based on the market closing price of Pan Pacific’s common stock on December 31, 2003, assuming the conversion of operating subsidiary units to common stock, and total debt outstanding). At December 31, 2003, the Company had $897.0 million in debt outstanding, equating to a debt-to-total market capitalization ratio of 31.4%. The Company’s debt was comprised of: $503.7 million of fixed-rate, senior unsecured notes with a weighted average interest rate of 6.75%, and a weighted average maturity of 6.4 years; $339.1 million of fixed-rate, mortgage debt with a weighted average interest rate of 7.6%, and a weighted average maturity of 4.8 years; $48.3 million of floating-rate debt outstanding on the Company’ unsecured line of credit, which had a weighted average interest rate of 1.9% at December 31, 2003; and $6.0 million of floating-rate, property-level bonds bearing interest at a rate of 1.1% as of December 31, 2003.

For the year and three months ended December 31, 2003 the Company’s interest coverage ratio was 3.3 to 1.0 and 3.4 to 1.0, respectively (calculated as income from continuing and discontinued operations, excluding gain on sale, plus depreciation, amortization and interest expense, divided by interest expense).

Pan Pacific Retail Properties	Page 3 of 8

On November 4, 2003, the Board of Directors declared a quarterly dividend of $0.51 per share. The dividend was paid on December 15, 2003 to stockholders of record on November 28, 2003. During 2003, the Company distributed total dividends of $2.03 per share, representing a 6.8% increase over total dividends per share distributed during 2002. The total dividends distributed in 2003 of $2.03 per share equated to a FFO payout ratio of 61.0% for the year (calculated as dividends paid divided by FFO per share), representing the lowest annual FFO payout ratio on record for the Company.

OPERATING RESULTS

Leasing Activity

At December 31, 2003 the Company’s portfolio was 95.4% leased to 3,199 tenants. For the year ended December 31, 2003 the Company executed 723 leases (new and renewed) for a record 2,341,625 square feet of gross leasable area, and achieved a 13.0% increase over prior rents on a same-store basis.

For the fourth three months ended December 31, 2003 the Company executed 178 leases (new and renewed) for 647,913 square feet of gross leasable area, and achieved an 11.3% increase over prior rents on a same-store basis.

Same Property Operating Results

With respect to the properties owned and operated by the Company and Center Trust for the entirety of both the three months ended December 31, 2003 and 2002, same property net operating income increased 1.5%.

Same Property Operating Data

(In thousands)

	Three Months Ended December 31,
	2003	2002
Total revenue	$64,404	$62,745
Operating expenses	18,043	17,078

Operating income	$46,361	$45,667	1.5%

INVESTMENT ACTIVITY

Acquisitions

During 2003, the Company acquired a total of 33 shopping centers, encompassing 7.8 million square feet, for an aggregate purchase price of $638.5 million. In January 2003, the Company completed its acquisition of Center Trust, a stock-for-stock transaction with a gross value of approximately $600 million, including the assumption of debt. The transaction significantly increased Pan Pacific’s property portfolio in Southern California and further solidified its position as the largest neighborhood shopping center REIT focused exclusively on the West Coast. During the first quarter of 2003, the Company also acquired two grocery-anchored shopping centers, located in San Diego, for an aggregate purchase price of $38.5 million.

Pan Pacific Retail Properties	Page 4 of 8

Non-strategic property dispositions

During 2003, the Company sold nine non-strategic properties (three in Arizona, four in Northern California and two in Southern California) totaling approximately $244.7 million: Sunrise Plaza and Randolph Plaza, located in Tucson, AZ; Kyrene Village, located in Chandler, AZ; Westwood Village, located in Redding, CA (sold in the fourth quarter for $7.3 million); Currier Square, located in Oroville, CA; Raley’s Shopping Center, located in Yuba City, CA; Cal Fed Building, located in Walnut Creek, CA; Baldwin Hills Crenshaw Plaza, located in Los Angeles, CA; and Media City Center, located in Burbank, CA.

CAPITAL MARKETS ACTIVITIES

Credit Rating Upgrade

In February 2003, Moody’s Investors Services announced they had upgraded the rating on Pan Pacific’s senior unsecured debt to Baa2 with a stable outlook from a rating of Baa3 with a positive outlook. Moody’s stated that the upgrade reflects Pan Pacific’s strong operating performance, conservative financial policy, including its strong fixed-charge coverage and moderate financial leverage, as well as the fact that Pan Pacific has refrained from pursuing joint venture structures and development as growth vehicles, focusing instead on property and portfolio acquisitions that augment the characteristics of its existing tenant base.

Credit Facility Renewed

In March 2003, the Company entered into a new $300 million unsecured revolving credit facility, to replace its existing credit facility which was scheduled to mature in January 2004. Under the terms of the new facility, borrowings bear interest at LIBOR plus 70 basis points, as compared to LIBOR plus 100 basis points, under the previous facility. The term of the new facility extends through March 2006. As of December 31, the Company had $48.3 million outstanding on its credit facility.

Senior Notes Issued

In June 2003, the Company issued $75 million of investment grade senior notes bearing interest at a fixed rate of 4.70% and maturing in June 2013.

SUBSEQUENT EVENT

Dividend Increase

On February 5, 2004 the Board of Directors declared a quarterly dividend of $0.5425 per share, representing a 6.4% increase. The dividend is payable on March 15, 2004 to stockholders of record on February 27, 2004. The increased quarterly dividend equates to $2.17 per share on an annualized basis. Since its initial public offering in 1997, the Company has increased its dividend each year for a total increase of approximately 49.7%, equating to an average dividend increase of approximately 7.1% per year.

2004 EARNINGS GUIDANCE

The Company raised 2004 FFO per share guidance to be in the range of $3.49 to $3.53, up from prior guidance of $3.47 to $3.52. These projections are based on current expectations and are forward-looking.

	Q1 ‘04	Year 2004
Expected earnings per share (diluted)	$0.56 - $0.58	$2.44 - $2.48
Add: expected depreciation and amortization	$0.25	$1.01
Add: expected operating subsidiary minority interests	$0.01	$0.04
Expected FFO per share diluted	$0.82 - $0.84	$3.49 - $3.53

Pan Pacific Retail Properties	Page 5 of 8

YEAR END, 4TH QUARTER 2003 CONFERENCE CALL

On Thursday, February 5, 2004, at 12 noon Eastern Time, the Company will be hosting a conference call to discuss its year end and fourth quarter results for 2003. The Company’s remarks will be followed by a question and answer period, which will be limited to questions from analysts. Interested parties may participate in this conference call by dialing (877) 407-9210. A taped replay of the call will be available through March 5, 2004 at (877) 660-6853, pass code 1628, confirmation 88311.

A live web cast (listen-only mode) of the conference call will be available at www.pprp.com via a link to www.vcall.com. An online replay will also be available through March 5, 2004.

ABOUT PAN PACIFIC RETAIL PROPERTIES

Pan Pacific Retail Properties, Inc. is an equity real estate investment trust (REIT) traded on the New York Stock Exchange under the symbol PNP. The Company is the largest neighborhood shopping center REIT on the West Coast. Pan Pacific’s portfolio currently totals 130 properties, encompassing approximately 20.8 million square feet of retail space. The portfolio is principally diversified across five distinct regions in the Western United States: Northern California, Southern California, Washington, Oregon and Nevada.

Pan Pacific focuses on creating long-term stockholder value by specializing in the acquisition, ownership and management of community and neighborhood shopping centers for everyday essentials. The Company’s strategy is aimed at providing stockholders with long-term stable cash flow through maintaining a diverse portfolio and tenant base, balanced with consistent growth through implementing its acquisition and property management programs.

Pan Pacific is headquartered in Vista (San Diego), California, and has regional offices located in Sacramento, California; Kent, Washington; Portland, Oregon; and Las Vegas, Nevada.

Additional information on Pan Pacific is available on the Company’s web site at www.pprp.com.

(Note: Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which reflect management’s current views with respect to future events and financial performance. Forward-looking statements are subject to risks and uncertainties. Factors that could cause actual results to differ materially from expectations include market valuations of our stock, financial performance and operations of our shopping centers, real estate conditions, execution of shopping center development programs, successful completion of renovations, completion of pending acquisitions and dispositions, including the completion of customary due diligence and closing conditions, the Company’s ability to successfully integrate acquired assets, including the assets acquired through the Company’s acquisition of Center Trust, changes in the availability of additional acquisition and disposition opportunities, changes in local or national economic conditions, acts of terrorism or war and other risks detailed from time to time in reports filed with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.)

Pan Pacific Retail Properties	Page 6 of 8

Consolidated Balance Sheets

(In thousands)

	December 31, 2003	December 31, 2002
ASSETS:
Properties, at cost:
Land	$509,887	$371,427
Buildings and improvements	1,374,663	1,018,837
Tenant improvements	49,793	40,826

	1,934,343	1,431,090
Less accumulated depreciation and amortization	(160,449)	(125,057)

	1,773,894	1,306,033

Investments in unconsolidated entities	3,223	9,050
Cash and cash equivalents	6,453	1,284
Accounts receivable	13,478	10,142
Accrued rent receivable	22,552	19,167
Notes receivable	7,844	15,891
Deferred lease commissions	11,029	7,398
Prepaid expenses	19,072	10,397
Other assets	5,803	44,878

	$1,863,348	$1,424,240

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Notes payable	$345,077	$239,541
Line of credit payable	48,250	66,000
Senior notes	503,708	428,677
Accounts payable, accrued expenses and other liabilities	41,703	25,583

	938,738	759,801
Minority interests	32,325	15,804

Stockholders’ equity:
Common stock	403	336
Paid in capital in excess of par value	952,973	731,069
Deferred compensation	(8,781)	(4,345)
Accumulated deficit	(52,310)	(78,425)

	892,285	648,635

	$1,863,348	$1,424,240

Pan Pacific Retail Properties	Page 7 of 8

Consolidated Statements of Income

(In thousands, except share data)

	Three Months Ended December 31,		Years Ended December 31,
	(Unaudited)
	2003	2002	2003	2002
REVENUE:
Base rent	$52,182	$37,440	$203,562	$145,600
Percentage rent	762	891	2,676	2,094
Recoveries from tenants	13,552	9,833	52,641	35,896
Income from unconsolidated entities	70	32	248	154
Other	1,912	1,179	5,495	6,041

	68,478	49,375	264,622	189,785

EXPENSES:
Property operating	11,025	7,227	39,350	24,549
Property taxes	5,454	3,880	21,984	14,862
Depreciation and amortization	10,507	7,919	40,076	30,328
Interest	14,785	11,731	58,473	45,926
General and administrative	2,162	1,773	12,600	9,426
Other	138	(126)	686	352

	44,071	32,404	173,169	125,443

INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY INTERESTS AND DISCONTINUED OPERATIONS:	24,407	16,971	91,453	64,342
Minority interests	(871)	(372)	(2,454)	(1,457)
Discontinued operations	2,578	7,225	15,437	14,767

NET INCOME	$26,114	$23,824	$104,436	$77,652

Basic earnings per share:
Income from continuing operations	$0.59	$0.49	$2.26	$1.88
Discontinued operations	$0.06	$0.22	$0.39	$0.44
Net income	$0.65	$0.71	$2.65	$2.32
Diluted earnings per share:
Income from continuing operations	$0.59	$0.49	$2.23	$1.87
Discontinued operations	$0.06	$0.21	$0.38	$0.43
Net income	$0.65	$0.70	$2.61	$2.30

Pan Pacific Retail Properties	Page 8 of 8

Calculation of Funds from Operations

(Unaudited)

(In thousands, except share data)

	Three Months Ended December 31,		Years Ended December 31,
	2003	2002*	2003	2002*
FUNDS FROM OPERATIONS:
Net Income	$26,114	$23,824	$104,436	$77,652
Plus depreciation and amortization expense	10,507	8,028	40,076	30,763
Plus depreciation on discontinued operations	31	39	287	567
Plus depreciation on unconsolidated entities	59	54	236	197
Less corporate FF&E depreciation (included above)	(65)	(140)	(441)	(560)
Less depreciation on minority interests	(157)	—	(213)	—
Plus operating subsidiary minority interests	397	372	1,703	1,457
Less gain on sale of discontinued operations	(2,518)	(5,879)	(10,571)	(8,702)

Funds From Operations	$34,368	$26,298	$135,513	$101,374

Funds From Operations Per Share	$0.84	$0.76	$3.33	$2.94

Diluted Weighted Average Shares Outstanding	41,067,161	34,593,622	40,707,044	34,431,113

*	For comparative purposes, amounts shown are as originally reported. The impact of revising the prior period amounts for Statement of Financial Accounting Standards No. 144 have been excluded here so that the periods can be compared without the effect of reclassifying operating results for assets sold in subsequent periods. Revised financial results can be found in the Company’s most current Form 10-Q filed with the Securities and Exchange Commission

The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002 (the “White Paper”) defines Funds from Operations as net income (computed in accordance with accounting principles generally accepted in the United States of America, “GAAP”), excluding gains (or losses) on sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We believe that Funds from Operations (FFO) is an important supplemental measure of operating performance for a real estate investment trust. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a real estate investment trust that uses historical cost accounting for depreciation could be less informative. The term FFO was designed by the real estate investment trust industry to address this issue. We compute Funds from Operations in accordance with standards established by the White Paper. Our computation of Funds from Operations may, however, differ from the methodology for calculating Funds from Operations used by other equity REITs and, therefore, may not be comparable to these other REITs. FFO does not represent cash generated from operating activities in accordance with GAAP, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income. FFO, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts that do not define it exactly as the NAREIT definition.

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